EXHIBIT 99.2

THE CHEESECAKE FACTORY INCORPORATED

2001 OMNIBUS STOCK INCENTIVE PLAN

AMENDED AND RESTATED

THE CHEESECAKE FACTORY INCORPORATED

2001 OMNIBUS STOCK INCENTIVE PLAN

ARTICLE I
GENERAL

1.1

Purpose.  The 2001 Omnibus Stock Incentive Plan (the “Plan”) has been established by The Cheesecake Factory Incorporated (the “Company”) to (i) attract and retain the services of persons eligible to participate in the Plan; (ii) motivate Participants, by means of appropriate equity and performance based incentives, to achieve long-range performance goals; (iii) provide equity and performance based incentive compensation opportunities that are competitive with those of other similar companies; and (iv) further align Participants’ interests with those of the Company’s other stockholders through compensation that is based on the Company’s common stock and thereby promote the long-term financial interest of the Company and the Related Companies, including the growth in value of the Company’s equity and enhancement of long-term stockholder return.

1.2

Participation.  Subject to the terms and conditions of the Plan, the Committee shall determine and designate, from time to time, from among the Eligible Individuals, those persons who will be granted one or more Awards under the Plan, and thereby become “Participants” in the Plan.

1.3

Operation, Administration, and Definitions.  The operation and administration of the Plan, including the Awards made under the Plan, shall be subject to the provisions of Section 7 (relating to operation and administration). Capitalized terms in the Plan shall be defined as set forth in the Plan (including the definition provisions of Section 12 of the Plan).

ARTICLE II
STOCK OPTIONS

2.1

Definitions.  The grant of an “Option” entitles the Participant to purchase shares of Stock at an Exercise Price established by the Committee. Options granted under the Plan may be either Incentive Stock Options or Nonqualified Stock Options, as determined in the discretion of the Committee. An “Incentive Stock Option” is an Option that is intended to satisfy the requirements applicable to an “incentive stock option” described in Section 422(b) of the Code. A “Nonqualified Stock Option” is an Option that is not intended to be an “incentive stock option” as that term is described in Section 422(b) of the Code. Only Eligible Individuals who are employees of the Company or a Related Company may be granted Incentive Stock Options.

2.2

Exercise Price. The Exercise Price of each Option granted under this Section 2 shall be established by the Committee at the time the Option is granted; except that the Exercise Price shall not be less than 100% of the Fair Market Value of a share of Stock as of the Pricing Date, and in the event the Participant is a Ten Percent Shareholder, the Exercise Price for an Incentive Stock Option shall be at least 110% of Fair Market Value on the Pricing Date.

2.3	Exercise.

(a)

An Option shall be exercisable in accordance with such terms and conditions and during such periods as may be established by the Committee, except that no Option may be exercised after the Expiration Date applicable to that Option.

(b)

To the extent that the aggregate Fair Market Value of Stock with respect to which Incentive Stock Options are Exercisable for the first time by the Participant during any calendar year (under all plans of the Company and all Related Companies) exceeds $100,000, such options shall be treated as Nonqualified Stock Options, to the extent required by Section 422 of the Code.

2.4

Expiration Date.  The “Expiration Date” with respect to an Option means the date established as the Expiration Date by the Committee at the time of the grant; provided, however, that the Expiration Date with respect to any Option shall not be later than the earliest to occur of:

	(c)	the ten-year anniversary of the date on which the Option is granted;

	(d)	if the Participant’s Date of Termination occurs by reason of death or Disability, the one-year anniversary of such Date of Termination.

	(e)	If the Participant’s Date of Termination occurs by reason of Retirement, the third-year anniversary of such Date of Termination (other than in the case of an Incentive Stock Option): or

	(f)	If the Participant’s Date of Termination occurs for reasons other than Retirement, death or Disability, or Cause, the 90-day anniversary of such Date of Termination.

Notwithstanding the other provisions of this Section 2.4, if the Participant’s Date of Termination occurs by reason of Cause, neither the Participant, the Participant’s estate nor such other person who may then hold such Participant’s Option shall be entitled to exercise such Option on or after such Date of Termination.

2.5	Payment of Option Exercise Price. The payment of the Exercise Price of an Option granted under this Section 2 shall be subject to the following:

(a)

Subject to the following provisions of this Section 2.5, the full Exercise Price for shares of Stock purchased upon the exercise of any Option shall be paid at the time of such exercise (except that, in the case of an exercise arrangement approved by the Committee and described in Section 2.5(c), payment may be made as soon as practicable after the exercise).

(b)

The Exercise Price of an Option shall be payable by (i) cash payment, or (ii) delivery of shares of unrestricted Stock (by either actual delivery of shares or by attestation, with such shares valued at Fair Market Value as of the day of exercise) provided, however, that such shares of Stock have been held by the Participant for at least six months before delivery, or in any combination of the foregoing, as the Committee shall determine. The Committee may also determine on or after the grant date of any Option (other than an Incentive Stock Option) that payment of the Exercise Price may also be made in whole or in part in the form of Restricted Shares or other Shares subject to risk of forfeiture or restrictions on transfer. Unless otherwise determined by the Committee, whenever any Exercise Price is paid in whole or in part by such consideration, the shares of Stock received upon exercise of the Option shall be subject to the same risks of forfeiture or restrictions on transfer as those that applied to the consideration surrendered, provided that such risks of forfeiture and restrictions on transfer shall apply only to the same number of shares received as applied to the shares surrendered.

(c)

The Committee may permit a Participant to elect to pay the Exercise Price upon the exercise of an Option by authorizing a third party to sell shares of Stock (or a sufficient portion of the shares) acquired upon exercise of the Option and remit to the Company a sufficient portion of the sale proceeds to pay the entire Exercise Price and any tax withholding resulting from such exercise.

2.6

Distribution of Shares.  Distribution following exercise of an Option, and shares of Stock distributed pursuant to such exercise, shall be subject to such conditions, restrictions and contingencies as the Committee may establish. The Committee, in its discretion, may impose such conditions, restrictions and contingencies with respect to shares of Stock acquired pursuant to the exercise of an Option as the Committee shall determine.

2.7

Grant of Reload Options.  The Committee may, in connection with the grant of an Option, provide in the Option Agreement that a Participant who (i) is a Participant when he or she exercises an Option (the “Exercised Option”), (ii) has not received a Reload Option (as defined below) within the six (6) months prior to such exercise, and (iii) satisfies the Exercise Price or any required tax withholding applicable thereto with shares of Stock which have been held by the Participant for at least six (6) months, shallautomatically be granted an additional Option (“Reload Option”) in an amount equal to the sum (“Reload Number”) of the number or shares of Stock tendered to exercise the Exercised Option plus, if so provided by the Committee, the number of shares of Stock, if any, retained by the Company in connection with the exercise of the Exercised Option to satisfy any federal, state or local tax withholding requirements; provided that no Reload Option shall be granted in connection with the exercise of an Option that has been transferred by the initial Participant thereof. All Reload Options shall be Nonqualified Stock Options.

2.8	Conditions on Reload Options. Reload Options shall be subject to the following terms and conditions:

	(a)	The grant date for each Reload Option shall be the date of exercise of the Exercised Option to which it relates.

(b)

Unless otherwise determined by the Committee, the Reload Option shall be fully vested and may be exercised at any time during the remaining term of the Exercised Option (subject to earlier termination thereof as provided in the Plan or in the applicable Award Agreement).

(c)

Unless otherwise determined by the Committee, the terms of the Reload Option shall be the same as the terms of the Exercised Option to which it relates, except that the Exercise Price for the Reload Option shall, in every case, be 100% of the Fair Market Value of a share of Stock on the Pricing Date of the Reload Option.

(d)

Each Option Agreement shall state whether the Committee has authorized Reload Options with respect to the underlying Options. Upon the exercise of an underlying Option or other Reload Option, the Reload Option will be evidenced by an amendment to the underlying Option Agreement or a new Option Agreement.

	(e)	No additional Reload Options shall be granted to Participants when Options and/or Reload Options are exercised pursuant to the terms of this Plan following the Date of Termination.

2.9

Buyout Provisions.  The Committee may at any time offer to buy out, for a payment in cash or Stock, an Option previously granted, dated on such terms and conditions as the Committee shall establish, and communicated to the Participant at the time that such offer is made.

ARTICLE III
STOCK APPRECIATION RIGHTS

          The Committee may authorize grants to Participants of the Stock Appreciation Rights. Any such grant shall be upon such terms and conditions as the Committee may determine in accordance with the provisions of the Plan, including:

3.1

Any grant may specify that the Company may pay the amount payable on the exercise of a Stock Appreciation Right in cash, Common Stock or any combination thereof and may (i) either grant to the Participant or reserve to the Committee the right to elect among those alternatives or (ii)

preclude the right of the Participant to receive and the Company to issue Common Stock or other equity securities in lieu of cash.

3.2	Any grant may specify that the amount payable upon the exercise of a Stock Appreciation Right shall not exceed a maximum specified by the Committee on the Grant Date.

3.3

Any grant may specify (i) a waiting period or periods before any Stock Appreciation Right shall become exercisable and (ii) permissible dates or periods on or during which any Stock Appreciation Right shall be exercisable.

3.4	Any grant may specify that a Stock Appreciation Right may be exercised only in the event of a change in control of the Company or other similar transaction or event.

3.5	Any grant of Stock Appreciation Right may provide for the payment to the Participant of dividend equivalents thereon in cash or additional Common Stock on a current, deferred or contingent basis.

3.6

Each grant shall be evidenced by an agreement delivered to and accepted by the grantee, which shall describe the subject Stock Appreciation Right, identify any related Options, state that the Stock Appreciation Right is subject to all of the terms and conditions of this Plan and contain such other terms and provisions, not inconsistent with this Plan, as the Committee in its sole discretion may determine.

3.7

Each grant of a Tandem Stock Appreciation Right shall provide that such Right may be exercised only (i) when the related Option (or any similar right granted under any other plan of the Company) is also exercisable and the Spread is positive; and (ii) by surrender of the related Option (or such other right) for cancellation.

3.8

Each grant of Freestanding Stock Appreciation Right (i) shall specify a Base Price per share, which shall be equal to or greater than the Fair Market Value on the grant date (which shall not be earlier than the date on which the Committee takes action with respect to the grant); (ii) shall specify the period or periods of continuous employment of the Participant by the Company or any Subsidiary that are necessary before the Freestanding Stock Appreciation Right or installments thereof shall become exercisable; and (iii) may provide for the earlier exercise of such Freestanding Stock Appreciation Right in the event of a change in control of the Company or other similar transaction or event.

3.9	Successive grants of Freestanding Stock Appreciation Rights may be made to the same Participant regardless of whether any such Rights previously granted to such Participant remain unexercised.

3.10	No Freestanding Stock Appreciation Right granted under this Plan may be exercised more than ten years from the Grant Date.

ARTICLE IV
RESTRICTED SHARES

          The Committee may also authorize grants to Participants of Restricted Shares upon such terms and conditions as the Committee may determine in accordance with the provisions of the Plan, including:

4.1

Each grant shall constitute an immediate transfer of the ownership of Common Stock to the Participant in consideration of the performance of services, subject to the substantial risk of forfeiture and restrictions on transfer as referred to hereinafter. The grant date of Restricted Shares shall not be earlier than the date on which the Committee takes action with respect to the grant.

4.2	Each grant may be made without additional consideration from the Participant or in consideration of a payment by the Participant that is less than the Fair Market Value on the grant date.

4.3

Each grant shall provide that the Restricted Shares covered thereby shall be subject to a substantial risk of forfeiture within the meaning of Code Section 83 for a period to be determined by the Committee on the grant date, which period shall not be less than three (3) years from the grant date, and any grant or sale may provide for the earlier termination of such risk of forfeiture in the event of a change in control of the Company or other similar transaction or event.

4.4

Unless the Committee determines otherwise, an award of Restricted Shares shall entitle the Participant to dividend, voting and other ownership rights during the period for which such substantial risk of forfeiture is to continue.

4.5

Each grant shall provide that, during the period for which such substantial risk of forfeiture is to continue, the transferability of the Restricted Shares shall be prohibited or restricted in the manner and to the extent prescribed by the Committee on the Grant Date. Such restrictions may include, without limitation, rights of repurchase or first refusal in the Company or provisions subjecting the Restricted Shares to a continuing substantial risk of forfeiture in the hands of any transferee.

4.6

Any grant may require that any or all dividends or other distributions paid on the Restricted Shares during the period of such restrictions be automatically sequestered and reinvested on an immediate or deferred basis in additional Common Stock, which may be subject to the same restrictions as the underlying Award or such other restrictions as the Committee may determine.

4.7

Each grant shall be evidenced by an agreement delivered to and accepted by the Participant and containing such terms and provisions, not inconsistent with this Plan, as the Committee in its sole discretion may determine. Unless otherwise directed by the Committee, all certificates representing Restricted Shares, together with a stock power that shall be endorsed in blank by the Participant with respect to such Shares, shall be held in custody by the Company until all restrictions thereon lapse.

ARTICLE V
DEFERRED SHARES

          The Committee may authorize grants of Deferred Shares to Participants upon such terms and conditions as the Committee may determine in accordance with the provisions of the Plan, including:

5.1

Each grant shall constitute the agreement by the Company to issue or transfer Common Stock to the Participant in the future in consideration of the performance of services, subject to the fulfillment during the Deferral Period of such conditions as the Committee may specify. The grant date of Deferred Shares shall not be earlier than the date on which the Committee takes action with respect to the grant.

5.2

Each grant may be made without additional consideration from the Participant or in consideration of a payment by the Participant that is less than the Fair Market Value of the Common Stock on the grant date.

5.3

Each grant shall provide that the Deferred Shares covered thereby shall be subject to a Deferral Period, which shall be fixed by the Committee on the grant date, and any grant or sale may provide for the earlier termination of such period in the event of a change in control of the Company or other similar transaction or event.

5.4

Each grant shall provide that during the Deferral Period, the Participant shall not have any (i) right to transfer any rights under the subject Deferred Shares, (ii) ownership rights in the Deferred Shares, and (iii) right to vote such shares.

5.5	Any grant of Deferred Shares may provide for the payment to the Participant of dividend equivalents thereon in cash or additional Common Stock on a current, deferred or contingent basis.

5.6

Each grant shall be evidenced by an agreement delivered to and accepted by the Participant and containing such terms and provisions, not inconsistent with this Plan, as the Committee in its sole discretion may determine.

ARTICLE VI
PERFORMANCE SHARES AND PERFORMANCE UNITS

          The Committee may also authorize grants of Performance Shares and Performance Units, which shall become payable to the Participant upon such terms and conditions as the Committee may determine in accordance with the provisions of this Plan, including:

6.1

Each grant shall specify (i) the number of Performance Shares or Performance Units to which it pertains, which may be subject to adjustment to reflect changes in compensation or other factors; (ii) the Performance Objectives that are to be achieved by the Participant; and (iii) the time and manner of payment of Performance Shares or Performance Units that shall have been earned and any grant may specify that any such amount may be paid by the Company in cash, Common Stock or any combination thereof and may either grant to the Participant or reserve to the Committee the right to elect among those alternatives. The grant date of Performance Shares and Performance Units shall not be earlier than the date on which the Committee takes action with respect to the grant.

6.2

The Performance Period with respect to each Performance Share or Performance Unit shall commence on the grant date and may be subject to earlier termination in the event of a change in control of the Company or other similar transaction or event.

6.3

Each grant may specify a minimum acceptable level of achievement of Performance Objectives below which no payment will be made and may set forth a formula for determining the amount of any payment to be made if performance is at or above such minimum acceptable level but falls short of the maximum achievement of the Performance Objectives. The Committee may adjust such minimum acceptable level of achievement if, in the sole judgment of the Committee, events or transactions have occurred after the Grant Date that are unrelated to the performance of the Participant and result in distortion of the acceptable level of achievement.

6.4

Any grant of Performance Shares may specify that (i) the amount payable with respect thereto may not exceed a maximum specified by the Committee on the grant date, and  (ii) the amount payable, or the number of shares of Common Stock issued, with respect thereto may not exceed maximums specified by the Committee on the grant date.

6.5	Any grant of Performance Shares may provide for the payment to the Participant of dividend equivalents thereon in cash or additional Common Stock on a current, deferred or contingent basis.

6.6

Each grant shall be evidenced by an agreement delivered to and accepted by the Participant, which shall state that the Performance Shares or Performance Units are subject to all of the terms and conditions of this Plan and such other terms and provisions, not inconsistent with this Plan, as the Committee in its sole discretion may determine.

ARTICLE VII
OPERATION AND ADMINISTRATION

7.1

Effective Date. This Plan became effective as of May 24, 2001 (the “Effective Date”). The Plan shall be unlimited in duration and, in the event of Plan termination, shall remain in effect as long as any Awards under it are outstanding, provided, however, that to the extent required by the Code, no Incentive Stock Option may be granted under the Plan on a date that is more than ten years from the date the Plan was adopted. The Board amended and restated this Plan on April 5, 2004. This amendment and restatement shall become effective upon its approval by the Stockholders of the Company at the next Annual Meeting of Stockholders.

7.2	Shares Subject to Plan.

(a)

(i)

Subject to the following provisions of this Section 7.2, the maximum number of shares of Stock that may be delivered to Participants and their beneficiaries under the Plan shall be equal to the sum of: (1) 2,541,137 shares of Stock; and (2) any shares of Stock that are represented by options granted under the Company’s 1992 Performance Stock Option Plan (“1992 Plan”) which are forfeited, expire or are canceled without delivery of shares of Stock or which result in the forfeiture of shares of Stock back to the Company.

(ii)

Any shares of Stock granted under the Plan that are forfeited because of the failure to meet a contingency or condition shall again be available for delivery pursuant to new Awards granted under the Plan. To the extent any shares of Stock covered by an Award are not delivered to a Participant or beneficiary because the Award is forfeited or canceled, or the shares of Stock are not delivered because the Award is settled in cash, such shares shall not be deemed to have been delivered for purposes of determining the maximum number of shares of Stock available for delivery under the Plan.

(iii)

If the Exercise Price of any Option granted under the Plan or the 1992 Plan is satisfied by tendering shares of Stock to the Company (by either actual delivery or by attestation), only the number of shares of Stock issued net of the shares of Stock tendered shall be deemed delivered for purposes of determining the maximum number of shares of Stock available for delivery under the Plan.

(iv)

Shares of Stock delivered under the Plan in settlement, assumption or substitution of outstanding awards (or obligations to grant future awards) under the plans or arrangements of another entity shall not reduce the maximum number of shares of Stock available for delivery under the Plan, to the extent that such settlement, assumption or substitution is a result of the Company or a Related Company acquiring another entity (or an interest in another entity).

	(b)	Subject to Section 7.2(d), the following additional maximums are imposed under the Plan.

		(i)	The maximum number of shares of Stock that may be issued or transferred upon the exercise of Options intended to be Incentive Stock Options shall be 635,284 shares.

		(ii)	No Participant may receive Awards representing more than 500,000 shares of Stock during any consecutive 12 months.

(iii)

With the exception of shares of Stock that may be issued or transferred upon the exercise of Nonqualified Stock Options, the maximum number of shares of Stock that may be delivered under the Plan as Awards shall not exceed twenty-five percent (25%) of the total number of shares of Stock available for Awards under this Plan.

(c)

In the event of a corporate transaction involving the Company (including, without limitation, any stock dividend, stock split, extraordinary cash dividend, recapitalization, reorganization, merger, consolidation, split-up, spin-off, combination or exchange of shares), the Committee may adjust Awards to preserve the benefits or potential benefits of the Awards.  Action by the Committee may include adjustment of: (i) the number and kind of shares which may be delivered under the Plan; (ii) the number and kind of shares subject to outstanding Awards; and (iii) the Exercise Price of outstanding Options or the amount payable upon the exercise of outstanding Stock Appreciation Rights; as well as any other adjustments that the Committee determines to be equitable.

(d)

In the event that the Stock of the Company is split or reverse-split, whether by stock dividend, combination, reclassification or similar method not involving the payment of consideration, the number of shares of Stock available for Awards under this Plan, in the aggregate and individually as set forth in Sections 7.2(a)(i), 7.2(a)(iv), and 7.2(b) shall be automatically proportionately adjusted.

7.3	Limit on Distribution. Distribution of shares of Stock under the Plan shall be subject to the following:

(a)

Notwithstanding any other provision of the Plan, the Company shall have no liability to deliver any shares of Stock under the Plan or make any other distribution of benefits under the Plan unless such delivery or distribution would comply with all applicable laws (including, without limitation, the requirements of the Securities Act of 1933), and the applicable requirements of any securities exchange or similar entity.

(b)

To the extent that the Plan provides for issuance of stock certificates to reflect the issuance of shares of Stock, the issuance may be effected on a non-certificated basis, to the extent not prohibited by applicable law or the applicable rules of any stock exchange.

7.4	Tax Withholding.

(a)

Prior to the delivery of any shares of Stock or cash or benefit pursuant to the exercise of Award, the Company shall have the power and the right to deduct or withhold from any amounts due to the Participant from the Company, or require a Participant to remit to the Company, an amount sufficient to satisfy federal, state and local taxes (including the Participant’s FICA obligation) required to be withheld with respect to such exercise.

(b)

The Committee pursuant to such procedures as it may specify from time to time, may permit a Participant to satisfy such tax withholding obligation, in whole or in part, by (i) electing to have the Company withhold otherwise deliverable shares of Stock, or (ii) delivery to the Company shares of Stock then owned by the Participant having a Fair Market Value equal to the amount required to be withheld. The amount of the withholding requirement shall be deemed to include any amount that the Committee agrees may be withheld at the time any such election is made, not to exceed the amount determined by using the maximum federal, state or local marginal income tax rates applicable to the Participant with respect to the exercise of an Option on the date that the amount of tax to be withheld is to be determined. The Fair Market Value of the shares of Stock to be withheld or delivered shall be determined as of the date that the taxes are required to be withheld.

(c)

If the Participant, in connection with any Award, makes the election permitted under section 83(b) of the Code to include in such Participant’s gross income in the year of transfer the amounts specified in Section 83(b) of the Code, then such Participant shall notify the Company of such election within 10 days after filing the notice of the election with the Internal Revenue Service, in addition to any filing and notification required pursuant to regulations issued under Section 83(b) of the Code.

7.5

Payment Shares. Subject to the overall limitation on the number of shares of Stock that may be delivered under the Plan, the Committee may use available shares of Stock as the form of payment for compensation, grants or rights earned or due under any other compensation plans or arrangements of the Company or a Related Company, including the plans and arrangements of the Company or a Related Company acquiring another entity (or an interest in another entity).

7.6

Dividends and Dividend Equivalents.  An agreement evidencing an Award may provide the Participant with the right to receive dividends or dividend equivalent payments with respect to Stock which may be either paid currently or credited to an account for the Participant, and may be settled in cash or Stock as determined by the Committee. Any such settlements, and any such crediting of dividends or dividend equivalents or reinvestment in shares of Stock, may be subject to such conditions, restrictions and contingencies as the Committee shall establish, including the reinvestment of such credited amounts in Stock equivalents.

7.7

Deferrals. The Committee may permit a Participant to defer receipt of the payment of the delivery of shares of Stock that would otherwise be due to such Participant under an Award. Any such deferral election shall be subject to such rules and procedures as shall be determined by the Committee.

7.8

Transferability.  Awards granted under the Plan are not transferable or assignable by the Participant and may not be subject to execution, attachment or similar process otherwise than by will or by the laws of descent and distribution and shall be exercisable during the lifetime of the Participant only by the Participant; provided, however, that Nonqualified Stock Options held by a Participant may be transferred to such family members, a partnership or other entity in which all the beneficial owners are family members, trusts, charitable institutions, or any other entity affiliated with the Participant as the Committee shall approve.

7.9

Form and Time of Elections. Unless otherwise specified herein, each election required or permitted to be made by any Participant or other person entitled to benefits under the Plan, and any permitted modification, or revocation thereof, shall be in writing filed with the Committee at such times, in such form, and subject to such restrictions and limitations, not inconsistent with the terms of the Plan, as the Committee shall require.

7.10

Agreement with Company. At the time an Award is granted to a Participant under the Plan, the Committee may require a Participant to enter into an agreement with the Company in a form specified by the Committee, agreeing to the terms and conditions of the Plan and to such additional terms and conditions, not inconsistent with the Plan, as the Committee may prescribe. Any Award may provide that all or any part of the Shares that are (i) to be issued or transferred by the Company upon the exercise of Options or Stock Appreciation Rights, upon the termination of the Deferral Period applicable to Deferred Shares or upon payment under any grant of Performance Shares or Performance Units, or (ii) no longer subject to the substantial risk of forfeiture and restrictions on transfer referred to in Section 4, shall be subject to further restrictions or limitations upon transfer.

7.11	Limitation of Implied Rights.

(a)

Neither a Participant nor any other person shall, by reason of the Plan, acquire any right in or title to any assets, funds or property of the Company or any Related Company whatsoever, including, without limitation, any specific funds, assets, or other property which the Company or any Related Company, in their sole discretion, may set aside in anticipation of a liability under the Plan. A Participant shall have only a contractual right to the stock or amounts, if any, payable under the Plan, unsecured by any assets of the Company or any Related Company. Nothing contained in the Plan shall constitute a guarantee that the assets of such companies shall be sufficient to pay any benefits to any person.

(b)

The Plan does not constitute a contract of employment, and selection as a Participant will not give any employee the right to be retained in the employ of the Company or any Related Company, nor any right or claim to any benefit under the Plan, unless such right or claim has specifically accrued under the terms of the Plan. Except as otherwise provided in the Plan, no Option granted under the Plan shall confer upon the holder thereof any right as a shareholder of the Company prior to the date on which the individual fulfills all conditions for receipt of such rights.

(c)

Unless otherwise determined by the Committee, the grant or exercise of Options by Participants under the Plan shall not be determined a part of the Participant’s regular, recurring compensation for purposes of calculating S payments or benefits from any Company benefit plan or severance program.

7.12

Evidence.  Evidence required of anyone under the Plan may be by certificate, affidavit, document or other information which the person acting on it considers pertinent and reliable, and signed, made or presented by the proper party or parties.

7.13

Action by Company or Related Company.  Any action required or permitted to be taken by the Company or any Related Company shall be by resolution of its board of directors, or by action of one or more members of the board (including a committee of the board) who are duly authorized to act for the board, (except to the extent prohibited by applicable law or applicable rules of any stock exchange or Nasdaq Stock Market, Inc.) by a duly authorized officer of the Company.

7.14

Fractional Shares.  The Company shall not be required to issue any fractional shares of Stock pursuant to this Plan. The Committee may provide for the elimination of fractions or for the settlement thereof.

ARTICLE VIII
COMMITTEE

8.1

Administration and Powers of Committee.  The authority to control and manage the operation and administration of the Plan shall be vested in a committee (the “Committee”) in accordance with this Section 8.  Without limiting the generality of the foregoing, the general purposes, terms and conditions of the Plan, the Committee shall have full power to implement and carry out the Plan including, but not limited to, the following:

(a)

Subject to the provisions of the Plan, the Committee will have the authority and discretion (i) to select from among the Eligible Individuals those persons who shall receive Awards, (ii) to determine the time or times of receipt of Awards, (iii) to determine the types of Awards and the number of shares covered by the Options, (iv) to establish the terms, conditions, restrictions, deferral arrangements and other provisions of such Awards, (v) to cancel or suspend Awards, (vi) to permit a Participant to relinquish (in full or part) an Award in order to maximize the Participant’s after-tax proceeds, (vii) to provide for “gross-up” for any taxes associated with any Award, (viii) to grant Awards in lieu of salary increases or other compensation or benefit arrangements, (ix) to provide for such forfeitures of Awards as may be permitted under applicable law, and (x) to make such modifications or adjustments to Awards to Participants working outside the United States as are advisable to fulfill the purposes of the Plan. In making such determinations, the Committee may take into account the nature of services rendered by the individual, the individual’s present and potential contribution to the Company’s success and such other factors as the Committee deems relevant.

(b)

The Committee will have the authority and discretion to establish the Performance Objectives for Participants who have received grants of Awards. The Committee will have the authority and discretion to determine the extent to which Awards under the Plan will be structured to conform to the requirements applicable to performance-based compensation as described in Section 162(m) of the Code, and to take such action, establish such procedures, and impose such restrictions at the time such Awards are granted as the Committee determines to be necessary or appropriate to conform to such requirements.

(c)

The Committee will have the authority and discretion to interpret the Plan, to establish, amend, and rescind any rules and regulations relating to the Plan, to determine the terms and provisions of any agreements made pursuant to the Plan, and to make all other determinations that may be necessary or advisable for the administration of the Plan. Any interpretation of the Plan by the Committee and any decision made by it under the Plan are final and binding.

(d)

Notwithstanding any other provision of this Plan to the contrary, in the event of termination of employment by reason of death, Disability, Retirement, early retirement with the consent of the Company or leave of absence authorized by the Company, under applicable law or otherwise approved by the Company, or in the event of hardship or other special circumstances, of a Participant who holds an Award that is not immediately and fully exercisable, or any shares of Stock that are subject to any transfer restriction, the Committee may take any action that it deems to be equitable under the circumstances or in the best interests of the Company, including, without limitation, waiving or modifying any limitation or requirement with respect to any Award granted under this Plan.

	(e)	The Committee shall not approve any agreement, amendment or modification to an agreement or the Plan that would reprice any Option issued under the Plan.

(f)

In controlling and managing the operation and administration of the Plan, the Committee shall act by a majority of its then members, by meeting or by written consent without a meeting. The Committee shall maintain and keep adequate records concerning the Plan and concerning its proceedings and acts in such form and detail as the Committee may decide.

8.2

Selection of Committee. The Committee shall be selected by the Board, and shall consist of two or more members of the Board, all of whom shall qualify as an “outside director” pursuant to Section 162(m) of the Code and a “non-employee director” as determined by Rule 16b-3 of the Exchange Act.

8.3

Delegation by Committee.  Except to the extent prohibited by applicable law or the applicable rules of a stock exchange or the Nasdaq Stock Market, Inc., the Committee may allocate all or any portion of its responsibilities and powers to any one or more of its members and may delegate all or any part of its responsibilities and powers to any person or persons selected by it, provided however, that the Committee may not delegate its authority and powers in any way which would jeopardize the Plan’s or any Option’s qualification under Rule 16b-3 of the Exchange Act or Section 162(m) of the Code. Any such allocation or delegation may be revoked by the Committee at any time.

8.4

Information to be Furnished to Committee.  The Company and Related Companies shall furnish the Committee with such data and information as may be required for it to discharge its duties. The records of the Company and Related Companies as to an employee’s or Participant’s employment (or other provision of services), termination of employment (or cessation of the provisions of services), leave of absence, reemployment and compensation shall be conclusive on all persons unless determined to be incorrect.  Participants and other persons entitled to benefits under the Plan must furnish the Committee such evidence, data or information as the Committee considers desirable to carry out the terms of the Plan.

8.5

Indemnification.  In addition to such other rights of indemnification as they may have as directors and officers of the Company, members of the Committee and those officers and employees administering the Plan at the Committee’s discretion shall be indemnified by the Company against any reasonable expenses, including attorney’s fees actually and necessarily incurred, which they or any of them may incur by reason of any action taken or failure to act under or in connection with the Plan or any Award granted thereunder, and against all amounts paid by them in settlement or any claim related thereto, (provided such settlement is approved by independent legal counsel selected by the Company) or paid by them in satisfaction of a judgment in any such action, suit or proceeding that such director is liable for negligence or misconduct in the performance of his or her duties; provided that within 60 days after institution of any such action, suit or proceeding a director shall in writing offer the Company the opportunity, at its own expense, to handle the defense of the same.

ARTICLE IX
AMENDMENT AND TERMINATION

          The Board may, at any time, amend, suspend or terminate the Plan, in whole or part.  No amendment shall be effective unless such amendment is approved by the stockholders of the Company where the failure to obtain such approval would adversely affect the compliance of the Plan with Section 162(m) and Section 422 of the Code or with other applicable laws, regulations or listing standards of the exchange or Nasdaq Stock Market, Inc. upon which the Stock is listed. No amendment suspension or termination may, in the absence of written consent to the change by the affected Participant (or, if the Participant is not then living, the affected beneficiary), adversely affect the rights of any Participant or beneficiary under any Option granted under the Plan prior to the date such amendment is adopted by the Board. This Section 9 is subject to the restrictions of Section 8.1(e).

ARTICLE X
CHANGE IN CONTROL

10.1

Change in Control.  Unless specifically provided to the contrary in any agreement evidencing an Option, in the event of a Change in Control of the Company, unless outstanding Options are effectively assumed by the surviving entity or acquiring entity, all Options granted under this Plan that then are outstanding and not then exercisable or are subject to restrictions, shall, except as provided in Section 10.2, or unless otherwise provided for in the agreements applicable thereto, become immediately exercisable, and all restrictions shall be removed, as of the first date that the Change in Control has been deemed to have occurred, and shall remain as such for the remaining life of the Option as provided herein and within the provisions of the related agreements.

10.2

Adjustments upon Merger or Asset Sale.  In the event of a Change in Control under Section 10.3(b) or (c) (ii) (a “Section 10.2 Event”) and the successor corporation does not either (i) assume each outstanding Option or (ii) substitute an equivalent award by the successor entity or a parent or subsidiary of the successor entity, then the Option shall fully vest and become immediately exercisable. For the purpose of this subsection, the Option shall be considered assumed if, following the Section 10.2 Event, the holder of the Option has the right to purchase or receive, for each share of Stock immediately prior to the Section 10.2 Event, equal consideration (whether stock, cash, or other securities or property) as received in the Section 10.2 Event by holders of each share of Stock held on the effective date of the transaction (and if holders of shares of Stock were offered a choice of consideration, the type of consideration chosen by the holders of a majority of the outstanding shares of Stock); provided, however, that if such consideration received in the Section 10.2 Event was not solely common stock of the successor entity or its parent, the Committee may, with the consent of the successor corporation, provide for the consideration to be received upon the exercise of the Option, for each share of Stock subject to the Option, to be cash and/or other securities equal in Fair Market Value to the per share consideration received by holders of Stock in the merger or sale of assets.

10.3

Definition. For purposes of this Section 10, a Change in Control of the Company shall be deemed to have occurred if the conditions set forth in any one or more of the following shall have been satisfied:

(a)

any “person” as such term is used in Sections 13(d) and 14(d) of the Exchange Act is or becomes the “beneficial owner” (as defined in Rule 13(d)(3) under the Exchange Act, directly or indirectly, of securities of the Company representing 20% of more of the combined voting power of the Company’s then outstanding voting securities (“Voting Securities”);or

	(b)	the stockholders of the Company approve a merger or consolidation of the Company with any other corporation (or other entity), other than:

(i)

a merger or consolidation which would result in the Voting Securities of the Company outstanding immediately prior thereto continuing to represent (either by remaining outstanding or by being converted into voting securities of the surviving entity) more than 80% of the combined voting power of the Voting Securities of the Company or such surviving entity outstanding immediately after such merger or consolidation;

(ii)

a merger or consolidation effected to implement a recapitalization of the Company (or similar transaction) in which no person acquires more than 20% of the combined voting power of the Company’s then outstanding Voting Securities; or

(iii)

a merger or consolidation which would result in the directors of the Company (who were directors immediately prior thereto) continuing to constitute at least 50% of all directors of the surviving entity after such merger or consolidation. The term, “surviving entity” shall mean only an entity in which all the Company’s stockholders immediately before such merger or consolidation (determined without taking into account any stockholders properly exercising appraisal or similar rights) become stockholders by the terms of such merger or consolidation, and the phrase “directors of the Company (who were directors immediately prior thereto)” shall include only individuals who were directors of the Company at the beginning of the 24 consecutive month period preceding the date of such merger or consolidation.

	(c)	the stockholders of the Company approve a plan of complete liquidation or agreement for the sale or disposition of all or substantially all of the Company’s assets; or

	(d)	during any period of 24 consecutive months, individuals, who at the beginning of such period constitute the Board of Directors of the Company, and any new director whose election by the Board of Directors, or whose nomination for election by the Company’s stockholders, was approved by a vote of at least one-half (1/2) of the directors then in office (other than in connection with a contested election), cease for any reason to constitute at least a majority of the Board of Directors.

10.4

Other.  The Committee in its sole discretion may make such provision as it deems appropriate with respect to Change of Control in an agreement with respect to Stock Appreciation Right, Restricted Shares, Deferred Shares, Performance Shares or Performance Units.

ARTICLE XI
GOVERNING LAW

          This Plan and all Option Agreements, shall be construed in accordance with and governed by the laws of Delaware (excluding its conflicts of laws provisions).

ARTICLE XII
DEFINED TERMS

12.1	For purposes of the Plan, the terms listed below shall be defined as follows:

	(a)	1992 Plan. The term “1992 Plan” has the meaning set forth in Section 7.2(a).

	(b)	Award. The term “Award” shall mean any Option, Stock Appreciation Right, Restricted Shares, Deferred Shares, Performance Shares or Performance Units.

	(a)	Base Price. The term “Base Price” shall mean the price to be used as the basis for determining the Spread upon exercise of a Stock Appreciation Right.

	(b)	Board. The term “Board” shall mean the Board of Directors of the Company.

(e)

Cause. The term “Cause” shall mean unless otherwise defined in any employment agreement with the Participant or Option Agreement any one or more of the following: (i) Dishonesty, incompetence or gross negligence in the discharge of the Participant’s duties; (ii) Theft, embezzlement, fraud, breach of confidentiality, or unauthorized disclosure or use of inside information, recipes, processes, customer and employee lists, trade secrets, or other Company proprietary information;  (iii) Willful material violation of any law, rule, or regulation of any governing authority or of the Company’s policies and procedures, including the Company’s Code of Ethics and Code of Conduct; (iv) Material breach of any agreement with the Company; (v) Intentional conduct which is injurious to the reputation, business or assets of the Company; or (vi) Solicitation of the Company’s agents or staff members to work for any other business entity.

	(f)	Change of Control. The term “Change of Control” has the meaning set forth in Section 10.3.

	(g)	Code. The term “Code” means the Internal Revenue Code of 1986, as amended. A reference to any provision of the Code shall include reference to any successor provision of the Code.

	(h)	Committee. The term “Committee” has the meaning set forth in Section 8.

(i)

Date of Termination. The Participant’s “Date of Termination” shall be the first day on which the Participant’s employment with the Company and all Related Companies terminates for any reason (except as provided below for Cause); provided that a termination of employment shall not be deemed to occur by reason of a transfer of the Participant between the Company and a Related Company or between two Related

Companies; and further provided, that the Participant’s employment shall not be considered terminated while the Participant is on a leave of absence from the Company or a Related Company approved by the Participant’s employer or as otherwise required under law. If, as a result of a sale or other transaction, the Participant’s employer ceases to be a Related Company (and the Participant’s employer is or becomes an entity that is separate from the Company), the occurrence of such transaction shall be treated as the Participant’s Date of Termination caused by the Participant being discharged by the employer. If a Participant’s employment with the Company and all Related Companies terminates for Cause, the Date of Termination shall be deemed to occur on the date the Company sends or delivers notice to the Participant that such Participant is terminated for Cause.

(j)	Deferral Period. The term “Deferral Period” shall mean the period of time during which Deferred Shares are subject to deferral limitations under Section 5.

(k)	Deferred Shares. The term “Deferred Shares” shall mean an Award pursuant to Section 5 of the right to receive Stock at the end of a specified Deferral Period.

(l)

Disability. Except as otherwise provided by the Committee, the Participant shall be considered to have a “Disability” during the period in which the Participant is unable, by reason of a medically determinable physical or mental impairment, to engage in any substantial gainful activity, which condition, in the opinion of a physician selected by the Committee, is expected to have a duration of not less than 120 days. In the case of an Incentive Stock Option, “Disability” shall have the meaning set forth in Section 22(e)(3) of the Code.

(m)	Effective Date. The term “Effective Date” has the meaning set forth in Section 7.1.

(n)

Eligible Individual. The term “Eligible Individual” shall mean any employee of the Company or a Related Company, and any consultant or other person providing key services to the Company or a Related Company.

(o)

Exchange Act. The term “Exchange Act” means the Securities Exchange Act of 1934, as amended and the rules and regulations promulgated thereunder. A reference to any provision of the Exchange Act shall include reference to any successor provision of the Exchange Act.

(p)	Exercise Price. The term “Exercise Price” means the per share price at which an holder of an Option may purchase shares issued upon exercise of such Option as determined by the Committee.

(q)	Expiration Date. The term “Expiration Date” has the meaning set forth in Section 2.4.

(r)

Fair Market Value. For purposes of determining the “Fair Market Value” of a share of Stock, the following rules shall apply: (i) if the Stock is listed or admitted to trade on a national securities exchange, the closing price of the Stock on the Composite Tape, as published in The Wall Street Journal, of the principal national securities exchange on which the Stock is so listed or admitted to trade, on such date, or, if there is no trading of the Stock on such date, then the closing price of the Stock as quoted on such Composite Tape on the next preceding date on which there was trading in such shares; (ii) if the Stock is not listed or admitted to trade on a national securities exchange but is listed and quoted on The Nasdaq Stock Market, Inc. (“Nasdaq”), the last sale price for the Stock on such date as reported by Nasdaq, or, if there is no reported trading of the Stock on the next preceding date on which there was trading in the Stock; (iii) if the Stock is not listed or admitted to trade on a national securities exchange and is not listed and quoted on Nasdaq, the mean between the closing bid and asked price for the Stock on such date, as furnished by the National Association of Securities Dealers, Inc. (“NASD”); (iv) if the Stock is not listed or admitted to trade on a national securities exchange, not listed and quoted on Nasdaq and closing bid and asked prices are not furnished by the NASD, the mean between the closing bid and asked price for the Stock on such date, as furnished by the National Quotation Bureau (“NQB”) or similar organization; (v) if the Stock is not listed or admitted to trade on a national securities exchange, not listed and quoted on Nasdaq and if bid and asked prices for the Stock are not furnished by the NASD, NQB or a similar organization, the value established in good faith by the Committee.

(s)

Freestanding Stock Appreciation Right.  The term “Freestanding Stock Appreciation Right shall mean a Stock Appreciation Right granted pursuant to Section 3, which is not granted in tandem with an Option or similar right.

(t)	Incentive Stock Option. The term “Incentive Stock Option” has the meaning set forth in Section 2.1(a).

(u)	Nonqualified Stock Option. The term “Nonqualified Stock Option” has the meaning set forth in Section 2.1(a).

(v)	Option. The term “Option” has the meaning set forth in Section 2.1.

(w)

Option Agreement. The term “Option Agreement” means with respect to each Option, the signed written agreement between the Company and the Participant setting forth the terms and conditions of the Option.

(x)	Participant. The term “Participant” has the meaning set forth in Section 1.2.

(y)

Performance Objectives. The term “Performance Objectives” shall mean, as determined by the Committee, the performance objectives established pursuant to this Plan for grants of Awards and/or Participants who have received grants of Awards. Performance Objectives may be described in terms of Company-wide objectives or objectives that are related to the performance of the individual Participant or Eligible Individual or the Related Company, division, department or function within the Company or Related Company in which the Eligible Individual or Participant is employed. Any Performance Objectives applicable to Awards to the extent that such an Award is intended to qualify as “performance-based compensation” under Code Section 162(m) shall be limited to specified levels of or increases in the Company’s or the Related Company’s return on equity, earnings per share, total earnings, earnings growth, return on capital, return on assets, economic value added, earnings before interest and taxes, sales growth, gross margin, return on investment, increase in the Fair Market Value of the Common Stock, share price (including, but not limited to, growth measures and total shareholder return), net operating profit, cash flow (including, but not limited to, operating cash flow and free cash flow), return on investments (which equals net cash flow divided by total capital), internal rate of return, increase in net present value or expense targets. Except in the case of such an Award intended to qualify under Code Section 162(m), if the Committee determines that a change in the business, operations, corporate structure or capital structure of the Company, or the manner in which it conducts its business, or other events or circumstances render the Performance Objectives unsuitable, the Committee may modify such Performance Objectives or the related minimum acceptable level of achievement, in whole or in part, as the Committee deems appropriate and equitable.

(z)

Performance Period. The term “Performance Period” shall mean a period of time established under this Plan within which the Performance Objectives relating to a Performance Share, Performance Unit, Deferred Shares or Restricted Shares are to be achieved.  Such period shall not be less than one (1) year.

(aa)	Performance Share. The term “Performance Share” shall mean a bookkeeping entry that records the equivalent of one share of Common Stock awarded pursuant to Section 6.

(bb)	Performance Unit. The term “Performance Unit” shall mean a bookkeeping entry that records a unit equivalent to $1.00 awarded pursuant to Section 6.

(cc)

Pricing Date. The term “Pricing Date” means the date on which an Option is granted, except that the Committee may determine that for purposes of a Nonqualified Stock Option the Pricing Date is the date on which a written offer is made to the recipient or the recipient is hired or promoted (or similar event), if the grant of the Option occurs not more than 90 days after the date of such offer, hiring, promotion or other event.

(dd)

Related Company. The term “Related Company” means (i) any corporation, partnership, joint venture, limited liability company or other entity during any period in which it owns, directly or indirectly, at least twenty-five percent (25%) of the voting power of all classes stock of the Company (or successor to the Company) entitled to vote; and (ii) any corporation, partnership, joint venture, limited liability company or other entity during any period in which at least a fifty percent voting or profits interest is owned, directly or indirectly, by the Company, or by any entity that is a successor to the Company. Notwithstanding the foregoing, in the case of an Incentive Stock Option the term “Related Company” shall be defined consistent with the provisions of Section 424(e) and (f) of the Code.

(ee)	Restricted Shares. The term “Restricted Shares” shall mean Stock granted under Section 4, subject to a substantial risk of forfeiture.

(ff)	Retirement. The term “Retirement” shall mean for an employee of the Company or Related Company the occurrence of the Participant’s Date of Termination after age 60.

(gg)

Spread. The term “Spread” shall mean, in the case of a Freestanding Stock Appreciation Right, the amount by which the Fair Market Value on the date when any such right is exercised exceeds the Base Price specified in such right or, in the case of a Tandem Stock Appreciation Right, the amount by which the Fair Market Value on the date when any such right is exercised exceeds the Option Price specified in the related Option.

(hh)

Stock Appreciation Right.  he term “Stock Appreciation Right” shall mean the right to receive from the Company an amount determined by the Committee and expressed as a percentage (not exceeding 100 percent) of the Spread at the time of the exercise of such right.

(ii)	Stock. The term “Stock” shall mean shares of common stock of the Company.

(jj)

Tandem Stock Appreciation Right. The term “Tandem Stock Appreciation Right” shall mean a Stock Appreciation Right granted pursuant to Section 3, which is granted in tandem with an Option or any similar right granted under any other plan of the Company.

(kk)

Ten Percent Stockholder. The term “Ten Percent Stockholder” means a person who directly or by attribution owns more than 10% of the total combined voting power of all classes of capital stock of the Company.